Greif 2022 Investor Day June 23, 2022

Corporate Speakers:
•Matt Leahy; VP, Corporate Development & Investor Relations; Greif, Inc.
•Ole Rosgaard; President & CEO; Greif, Inc.
•Patrick Mullaney; SVP/Group President, Global Industrial Packaging; Greif, Inc.
•Tim Bergwall; SVP, Group President, Paper Packaging and Soterra LLC; Greif, Inc.
•Larry Hilsheimer; Executive Vice President and Chief Financial Officer; Greif, Inc.
•Bala Sathyanarayanan; Executive Vice President and Chief Human Resources Officer; Greif, Inc.

Participants:
•Adam Josephson; Analyst; KeyBanc
•George Staphos; Analyst; Bank of America
•Ghansham Panjabi; Analyst; Baird Equity Research
•Mark Wilde; Analyst; BMO Capital Markets Corp
•Justin Bergner; Analyst; Gabelli Funds
•Aadit Shrestha; Associate Analyst; Stifel Financial Corp

PRESENTATION

Matt Leahy^ All right. Good morning, everyone, and welcome to Greif’s 2022 Investor Day. My name is Matt Leahy. I run Investor Relations and Corporate Development for the Company, and I’m excited to have everyone here today, excited to see a room full of people and many online as well. I want to thank you for spending your morning with us. We have a great event planned today.

First, just covering a few of the safe harbors, I’m not going to read everything on the page, but I do need to say that today’s presentation will have some forward-looking statements and that actual results may differ from these statements and to please refer to the safe harbor slide for more.

Second, a few quick housekeeping reminders. Please silence your phones and devices during the presentation, and when we get to the Q&A sessions, please hold off until we can get a microphone to you so that the online audience can hear the question as well. If you’re attending virtually, you can ask a question through the portal in the top right-hand corner to make sure you can submit it for the group here live. Finally, in the event of an emergency, you can see the exits on the map. They are both behind us.

Today’s speakers, I’m joined here by Ole Rosgaard, our Chief Executive Officer; Larry Hilsheimer, our Chief Financial Officer; Patrick Mullaney, who runs our Global Industrial Packaging business; and Tim Bergwall, who runs our Paper Packaging business. And we’re also joined by the rest of the leadership team here, who I hope you’ll take the time to meet and interact with.

We got a great event for today. Ole is going to kick things off and walk through the evolution of the Greif portfolio, past and present, and he’s going to share his vision under our new Build to Last strategy.

Next, Paddy and Tim will do a deep dive into their businesses, and then finally, Larry will tie it all together and share our financial framework, our capital allocation plans and the long-term path to drive value.

Ole will close with some remarks, and we’re going to have two Q&A sessions today. I’d ask that you just please hold off on your detailed financial questions until after Larry’s had the chance to give his remarks.

Immediately following the event, we will have lunch in here, and please feel free to stay and talk to the rest of the team. With that, I hope you enjoy the day, and I’ll hand it over to Ole.

Ole Rosgaard^ Good morning, everyone. On behalf of our 12,000 engaged and passionate colleagues around the world, it’s our privilege to represent them here today. The executive team and I couldn’t be more excited to be here with you.

Today, we will present to you our Build to Last strategy, and we will demonstrate our core business strength and how this combined with our Build to Last strategy and capital allocation discipline is a powerful engine for continued value creation.

With this powerful engine, our business model is driving long-term earnings growth and generously rewarding our shareholders. Our executive team, as Matt mentioned, look forward to answering your questions during the Q&A sessions. I also encourage you to reach out to them and engage with these seasoned high-performing leaders during the break.

Let me first present each leader who are not speaking today. They are equally important and extremely good at what they do. In fact, in my view, they are amongst the best in the field. Let’s start with Tina. Please stand up, Tina. Where are you? There you go. And Aysu, Kim, Bala, Gary, Bill, and we got Dan, and Michael over there, and we got Tony, and Matt, of course. Most of you know Matt.

I joined Greif seven years ago and have with our teams performed turnarounds and transformations across the world. I’m grateful to our teams and executives for the vital role they have played in making Greif the great business it is today.

Greif was founded in Cleveland in 1877, a big year amongst other firsts. Since then, we have gone through 29 recessions from the end of the railroad boom in 1885, the Great Depression in 1929, the dot-com bubble and not to forget two World Wars. Staying in business for almost 150 years despite such adversities requires ambition, innovation and resilience, something our history demonstrates we have in abundance.

Our Build to Last strategy is how we are laying the foundation for building and modernizing our Company to last for another 150 years. Today, we have a truly global footprint, operating more than 215 plants in over 35 countries, servicing our customers where they need us to be.

Today, we operate as a singular centrally-led business, providing industrial packaging solutions for our customers in two main segments: Paper Packaging and Services (PPS) and Global Industrial Packaging (GIP). We are an industrial packaging company, and we are a global leader in packaging.

We operate a comprehensive industrial packaging portfolio with market-leading positions in multiple product groups. We are growing our product lines to serve a broader set of end markets, which includes plans to establish Greif as leaders in these product lines as well.

We are a financially thriving business with revenues of $6.4 billion and an [adjusted] EBITDA of around $900 million, double of what it was seven years ago. We have outperformed expectations for many years, and we expect to continue this outperformance into the next quarters. And we anticipate a year-on-year adjusted EPS growth of more than 35%.

Today, you will learn how we are shifting our portfolio to accelerate margin and EBITDA growth. But first, let me tell you how we got here in the first place. So, how did we deliver such sustained and impressive results? It boils down to five things.

We have been building a strong purpose-driven culture around servant leadership. We have driven value through exceptional customer service. We have proactively repositioned our portfolio with more noncyclical products and within higher-margin products and broader end markets.

We have prioritized value over volume and divested or closed businesses that do not meet our hurdle rates. Finally, we have achieved material improvements in operational performance through the Greif Business System. Needless to say, we continue relentlessly along this path.

At Greif, we promote and we teach our leaders servant leadership. As leaders, we are here to set challenging targets to empower, to coach, to help our people perform and create a psychological safety net that gives them the courage to act and be agile, to make mistakes and learn from them.

Our culture and our foundation are based on a strong people focus, caring for others, being honorable, being respectful and always doing the right thing. We call it The Greif Way. As a result, we have now achieved top quartile engagement amongst our workforce. We aspire to ensure zero harm comes to our people and their families at home as well, and to further enrich our culture through diversity, equity, and inclusion.

As part of our Build to Last strategy, we have been upgrading the Greif Business System to 2.0. We have a laser-sharp focus on operational excellence and a proven execution capability. We optimize shared resources, and we follow the same best-in-class practices and processes everywhere to ensure we operate as one global Company wherever we are in the world.

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Our focus is continuous improvement, cost reduction and market excellence, which includes pricing and market intelligence, in other words, creating aggregational marginal gains everywhere. As part of Build to Last, we have begun a journey of systematic automation further enabling lower costs and high efficiency in all our operations.

Delivering what we call legendary customer service means we win in the market by being the easiest company to do business with, going above and beyond product quality and service. We hold ourselves accountable by customer-focused metrics and ensuring disciplined execution of the customer and market data we continuously receive. In return our customers reward us with additional volume and pricing that represent the value of our exceptional service and quality offering.

We continue to shift our business to a more balanced portfolio with more noncyclical products and broader end markets. Our organic and M&A focus within Build to Last are growing in high-margin EBITDA product groups and segments but staying true to our core competencies and capabilities. As a result, containerboard and steel products have shifted from being 2/3 of our portfolio to today only being 1/2 of our portfolio.

Part of our strategy to rebalance our portfolio and focus on high-margin EBITDA growth has seen us close or divest 83 locations since 2015, totaling approximately $1 billion of revenue. The volume of this represents approximately 10% of our current volume.

Despite these stunning numbers we have, as I mentioned earlier, consistently outperformed expectations and doubled EBITDA in the same period. This clearly demonstrates the strength and resilience of our business model.

Let’s take a step back. The gray zones on this slide represents the gross margin range over time in the periods that we have indicated here, demonstrating how a more balanced portfolio with more noncyclical products and broader end markets have delivered greater stability in earnings and cash flow.

The green bar shows the absolute dollar growth during the periods. Please note, the orange line showing the positive general trends in gross margins. Again, please remember that these impressive results are despite shedding $1 billion of annual sales in closing or divesting businesses, a global pandemic and an industrial recession.

Our purpose is to safely package and protect our customers’ goods and materials to serve the essential needs of communities around the world. What this really means is without products like ours, there will be no juice or ketchup on your table, paint on your walls, oil in your car, foam in your chair, soles on your shoes, pizza or Amazon delivery boxes, vitamins or aspirins or components in your electronic devices and much more. So, we help our customers do very important work.

As part of our Build to Last strategy, we have updated our vision to simply be the best performing customer service company in the world. Together with the four missions you see on this page, this page forms the essence of our Build to Last strategy, and I’ll now go through each of those four missions.

Our first mission is creating thriving communities. Having a team of top motivated and engaged colleagues around the world means higher retention, less recruitment and onboarding costs and increased speed towards our objectives. Creating thriving communities, therefore, has a direct P&L effect.

This mission is about creating a sense of community and belonging in its widest sense. This is our first Build to Last mission because we strongly believe we have a social purpose to build a company, which at its heart supports and cares and reaches beyond our colleagues and into the lives of their families and communities.

Our second mission, delivering legendary customer service. This mission means we win in the market by being the easiest and best Company to do business with, going above and beyond product quality and service.

We will achieve this by enhancing our levels of service so that customers can seamlessly engage with Greif whether in-person, onsite, or online. Our investments in technology will mean we are there when our customers need us by ensuring our customer portals operate 24 hours a day, seven days a week, and we are always available to support them.

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Therefore, we will continue to invest in training, and we will further invest in technology that enable our customers to view us as the leading customer service brand in the world. Our customers will in return reward us with additional volume that represents the value of our exceptional service and quality offering.

Our third mission, protecting our future. This mission focuses on protecting our future, more specifically, embracing a low-carbon future and minimizing raw material use by innovating new products and solutions that support the circular economy and reduces our impact on the environment.

With this mission, we help our customers reach their sustainability goals, we further reduce our own risk profile and it brings new high-margin revenue stream opportunities to us.

We have created a new function for sustainable innovation, and we have resourced this with the importance it deserves. We already partner with many customers who trust us to make a difference in the things they care about, and Greif is already recognized as a global sustainability leader.

We have published sustainability reports for the past 13 years and achieved top ESG scores from rating agencies. We will continue advancing and integrating circular economy principles into our business practices as well as prioritize and invest in the circular economy.

Our fourth mission, ensuring financial strength. We have grown and we have consistently outperformed expectations for years, demonstrating the strength and resilience of our business model and our ability on operational excellence.

The focus of ensuring financial strength is about keeping our Company, our people and our investments safe by maintaining a solid foundation from which we can continue to invest and grow.

To achieve this Build to Last mission, we will optimize and manage our cash flow wisely, and we will strike a balance between reinvesting in the future of the Company and returning cash to shareholders.

As part of this, we will continue to deliver accretive high-margin EBITDA growth, maintain a strong balance sheet and fund attractive projects. We will also accelerate our growth with disciplined M&A within high-margin products and segments, all aligned to our core business competencies. This will mean we can manage our growth and investments thoughtfully, withstand future challenges, be profitable, resilient and sustainable for the long term.

We have demonstrated a laser-sharp focus on operational excellence and a proven execution capability. Our brands and our extreme focus on customer service, coupled with a better balanced portfolio of businesses drive high-margin EBITDA growth, greater consistency and it generates a lot of cash.

Our Build to Last strategy perfectly accelerates our path for growth and margin expansion. In turn, this drives greater stability in earnings, cash flow, and ultimately, returning cash to our shareholders.

Our executive leaders will today present how we continue to accelerate growth with disciplined execution, how we are creating greater stability in earnings and cash flow and how these core strengths combined with our Build to Last strategy is a powerful engine for value creation, driving long-term earnings growth.

Thank you for your attention, and I will now pass you over to Paddy.

Paddy Mullaney^ Thank you, Ole. Good morning, all. My name is Paddy Mullaney, and I run the GIP business within Greif. It’s my pleasure to be with you this morning, and I’d also like to thank you for taking the time to join us, and also say hello to our online attendees.

I’m excited to take you through the GIP business, share insights on that, and also take your questions as we work through this morning. So, what am I going to cover? I’ll give you a very brief overview of GIP and then we’ll go into why you would want to partner with GIP. After that, we will turn to our markets. Markets are critical to our business.

Then, Ole mentioned execution, going to go into how we execute within the business in order to grow the business and improve our competitiveness. Finally, we will finish on our growth plans, M&A before wrapping up.

So, GIP, GIP is a business with [sales] of $3.7 billion, [adjusted] EBITDA of $400 million, but it really is a global business. So, we’re present in over 35 countries with over 130 operations. Key is that we’ve got a
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very good balance. We’ve got a good balance geographically and we’ve got a good balance in terms of end markets.

So geographically, we have a 45:45:10 split between the Americas, EMEA, and APAC. And in relation to our end markets, we have a very good balance across all of our end markets, and we’ll talk about that more through the presentation. Overall, that means that we are, (A), a very balanced business, and (B), a very resilient business.

For the benefit of the online attendees, if we move to Slide 25, our product portfolio So Greif is well-known as having a comprehensive product portfolio across our customer base. When I say comprehensive product portfolio, it’s both products but it’s also services that are well-respected by our customers, and that’s one of the reasons why they are keen to partner with us.

Moving to the question of why you would partner with GIP? Very valid question. Greif has got a long history of being successful in steel, in fiber, in closures. We also have some fantastic positions in growing markets, in IBCs, in plastics, and also in closures, and we’ll talk a little bit about that in relation to M&A and going forward.

But really, why would customers partner with Greif? There are a couple of core key reasons. First of all, we have a trusted product offering and process offering. So, our products are trusted to perform.

That’s key when you’re considering what goes in our products. Our products enable our customers to do business and our customers’ customers to do business. So, it’s really important that our products ensure that customers’ products get from A to B.

In terms of our products, if you purchased an IBC in Houston and you purchased an IBC in China or an IBC in Germany, it will be the same specification. That consistency across our product range is valued by our customers.

Equally, when we talk about process consistency, if you deal with our teams in Houston or in Sweden or in Singapore, there is also that level of consistency, and that’s what customers require.

Second key reason why customers deal with us, we do have a global network. We are a global business. So, it’s really important, and especially as we talk about our circular economy side of the business, it’s really important that we do have that network. So, we want to make sure that we are close to our customers’ businesses.

And the second point, in addition to the global network, is we’ve got control over key components in order to manufacture our industrial products. You’ve had the opportunity of walking in here this morning, seeing a lot of our products, but also our components. Please take a look at the video footage that is available on the screens out in the foyer as well to understand what goes into manufacturing our products and how complex that is. We do that very well. But what’s most important is our customers value that.

So, you can have a good network, you can have good processes, you can have good products, but you’ve got to know your customers’ business. So, the third core pillar of why customers would partner with Greif is because we are very close to their business. We understand their requirements, but we also understand their customers’ requirements.

And where that plays a role, especially in relation to how we innovate going forward, so if we can partner with customers and we do, and we’ll talk a little bit more about innovation, we want to make sure that we understand their markets. So where we can, we will innovate and develop products and processes.

So, when you put all that together, what does it lead to? Well, it leads to confidence and trust. Customers, they have confidence in us and they trust us. They trust us now and we believe that’s a very sound foundation for going forward as well.

So, we’ve covered the snapshot of the business, talked about why customers would partner with us, now, let’s move to the markets. So, as I mentioned earlier on, our business is well-balanced in terms of end markets. Yes, we’ve had legacy positions, markets like chemicals, paints, lubricants, and these are growing our GDP or GDP-plus, that’s great. But as you probably figured out on Slide 27, that doesn’t add up to 100%.

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So, in addition to that, we’ve got 30% of other markets, food, dairy, beverage, pharma, these are very attractive markets. Un-cyclical markets, it gives us firepower for going forward to grow our business with our existing portfolio of products.

Overall, that ensures that selling to these markets is both accretive in terms of turnover and in margin to our business. If you have questions on this later on in the breakout session and the Q&A, we’ll be happy to take them.

Now, let’s step back. I had the opportunity to speak to a number of you before the presentations this morning. What about the packaging space? Packaging space is a very attractive space in general, very resilient, steady, good cash generator.

But what does that mean for industrial packaging? And specifically, what does it mean for Greif? And how do we align with those macro trends that are going on in the markets? I want to call out a number of macro trends here. We’ve seen rising consumption, and that does drive increased packaging demand, right?

Secondly, no doubt as you are aware, and cannot ignore it, there’s a real theme of sustainability going on around our business and there’s a whole focus on the whole circular economy. That’s very well-aligned to our business, very well-aligned to Greif.

Thirdly, we’ve also got the whole area of reducing food wastes and making sure that we’ve got - in transportation, food is transported in a safe way. That cannot happen without products like ours.

And then fourthly, so bringing it more to the current environment of what we’ve just been through and the COVID pandemic, we’ve seen a lot of customers wanting to nearshore their supply chains and their business, and our packaging products enable that. We make that possible for customers to build in that flexibility within their supply chains.

So, overall, when you think about the industrial packaging space, I hope that you take a lot of confidence that these macro trends are very much aligned with our business and how we set ourselves up in order to meet those demands.

So, I’ve talked about the business, talked about the markets, talked about macro trends, now, let’s come inside into the Company. So, Ole made reference to execution. And execution is a really special word within our teams because we’re extremely focused on it.

So, what I want to share with you now are six examples of execution within GIP, breaking those down into growth drivers, and three examples on that and then execution examples on how we improve our competitiveness, how we create margin stability and how we reduce risk.

So, the first of those is related to, as you will know, been familiar with the business and having attended previous Investor Days and reviewed our previous statements, we have big investments going on in plastics across our business.

Since we’ve been involved in plastics, we invest on average 1.5 IBC lines per year, and that generates double-digit unit growth. We want to make sure that we are doing that aligned to our customers’ demands, and we are doing it where possible where we can innovate.

Second example of executing to drive growth in the business is around our whole reconditioning business. When we talk reconditioning, we’re talking about taking products back from the market, our customers’ customers’ products, taking them back, reworking them, putting them back out to the market in the same form in which they were returned or reconverting them into other products. This is very much aligned with the macro trend of circular economy and sustainability. What’s also key is that this is really margin-accretive to our business.

So, how do we do that? We do that to a large part with our joint ventures (JVs). So, we have a number of JVs in our business. Our view on JVs was we partner up with the view that we will become 100% owner of the business going forward.

That gives us specific advantages, taking the strength of our JV partner aligned with ours and going forward as one face to the market. We’ve done that in a number of countries. What you see here is we’ve done it in the Netherlands, we’ve done it in the States, U.K., Italy. What you see here is an image from one of our facilities in the Netherlands in Ede.

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So, you look at this image and you think, “Okay, is that new IBCs or is that reconditioned IBCs?” It’s reconditioned IBCs. What I want you to take away from this is, look at how clean that is, look at how organized that is. People might have an image of a reconditioning business not aligned to what can be capable of manufacturing a new IBC.

Our customers recognize this. They expect it from us actually in terms of how we are able to combine new IBCs with reconditioned IBCs. If you’re a customer and you - Ole made a reference to 13 sustainability reports, if you’re plotting out a sustainability strategy, being able to use multi-use packaging is extremely important.

By the way, there are government regulations that are only going to accelerate going forward, which will put certain restrictions on single-use packaging, etc. Our range of products lends itself very well to multi-use packaging. So, that’s our second example of driving growth in the business through our execution actions.

The third relates to innovation. So, innovation is a big part of our business, and it will grow going forward. I’ve just taken two examples here of products that we have developed within our business.

Think back to the macro trends, what’s going on in relation to sustainability, in relation to multi-use, in relation to food safety, in relation to barrier technology. These two products are very much aligned with that. We see these initiatives and additional initiatives as a real growth engine for us going forward. So, those are the three growth driver examples of execution.

Let’s turn our attention to what we do in terms of trying to drive improved competitiveness, risk reduction, margin improvement. I would like everybody to be clear in this room as to how we manage costs in GIP. We have a big focus on continuously driving costs out of our business. Through GBS, Greif Business System, but all of our teams right throughout the organization have that on the forefront of their minds.

That sometimes also is facilitated by our ability to invest in the right areas in the business. So, we do that in two ways. We want to make sure that when we’re investing, again, we are aligned to the market drivers, so we’re using the right technology. Secondly, where we can automate, we want to make sure that we do that. That helps us to become more resilient as we face our customer needs.

Second area - a second example is around the whole area of labor availability and skilled labor availability. When you look at the manufacturing process within our businesses, that requires highly skilled personnel to do that.

So, at Greif, we’ve got a rich history of training within the business, I’m sure Bala can take questions on that also later. We continue to invest in our workforce. We make sure that we multi-skill where we can, and we will continue to do that going forward.

And then the third example is around the whole area of supply chain. So, during the COVID pandemic, we’ve done an excellent job on sourcing, making sure that our supply chain has been able to keep the business meeting the needs of the customers.

So, that is a real area of strength for us. How do we know that? Well, our customers have told us. In simple terms, “You do it better than your competitors. You’ve enabled our businesses to perform to the level that we require.” So we’ve heard that from multiple customers. We take a lot of confidence from that, as you would expect, right?

So, all of these, taken the six examples of execution, they are fully aligned to the four pillars in the Build to Last strategy. They are critical, I know there are examples like them, in order to how we make it real within the business to drive improvements, whether be on margin, whether be on cost reduction, whether be on aligning to the customer needs. So, that’s how we execute in the business.

So, now, I’m moving to the fifth block of the overview of the GIP business, around the area of M&A and growth. Larry will cover a lot of this in his section later. What I’d like to call out within our business and within IBCs in particular, it’s quite a fragmented market, so, yes, there are a number of businesses that are owned by families, small PE funds, etc. but overall, the marketplace is fragmented.
So, we have - with Matt, we have been developing a real sturdy pipeline of opportunities, and we’ll continue to do that going forward. What I would say about M&A in relation to our GIP business, we want to make sure that it’s driven by market need. Secondly, we want to make sure that it is growing in our existing spaces or in white spaces. And thirdly, it must be margin-accretive to the business. That’s really important.
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So, those are the five blocks, very much a short insight into GIP. So, just to wrap up, we are a balanced business in terms of end markets, in terms of geography. We’re quite resilient. It gives us a lot of strength when we’re going into new markets and serving our existing markets. We’ve got some excellent positions in our end markets, and we intend through our market research to grow in that 30% [end market] block as well going forward.

From a customer - in the customers’ eyes, we really pull on a lot of levers in order to bring value to how we serve our customers. It’s not just one thing. It’s products, it’s process, it’s our innovation, it’s our technology, it’s our field support. Bringing all of those together into one collective is how we really set ourselves up in a very good way to meet our customer requirements.

This is all aligned to the Build to Last strategy, and I would say our teams do an excellent job. They have done an excellent job. We’re not there yet. We have some further runway to go, which is great. There’s always room for opportunity. So, I complement our team on that particular point.

But overall, GIP is a very strong business, and I hope you take confidence from what has been shared and what you have picked up in the discussions, both now and what we can cover in the Q&A.

I’m now going to hand over to Tim to take you through the PPS business.

Tim Bergwall^ Great. Thank you, Paddy. Good morning, everyone. Thank you for coming. I’m Tim Bergwall. I’ve got responsibility for the Paper Packaging business. So, what I’m going to do this morning is I’ll do an overview of the business. I’ll go a little bit deeper on the major verticals, give you a few examples of our Build to Last strategy in action in Paper Packaging, and then I’ll end the presentation with some discussion around products.

Okay. So, PPS is about a $2.7 billion business. If you look at the breakdown of revenue, the largest vertical is containerboard and corrugated. Another big portion of it is URB and tube and core. We’ve got over 80 locations. These are all national businesses with a few exceptions. The tube and core business is actually U.S. and portions of Canada, and then the corrugated business, which we call CorrChoice, is a sheet feeding network in the Eastern U.S.

This slide depicts the entire value chain, and I want to walk through this quickly. But before I do that, we’re three years into the acquisition of Caraustar. I’ll tell you; this has been just an exceptional fit for us, driven significant synergies in our legacy PPS business. Really, a lot of that starts with the left-hand side of this page, which is recycling.

The recycling business is profitable on its own, but they deal and process 4 million tons of recovered fiber per year. We consume about 1.6 million in our paper mills. So, we’ve got two times what we need in our own mills, and that adds value because that means we can internalize those tons that make the most sense.

That’s typically proximity to the mills, but it also could be backhauls. So, we make a delivery of paper out into the market. Instead of having that truck come back empty, we’ll load it up with wastepaper, bring it back to the mill. So, a great example, as Ole mentioned, of circularity.

If you move over to the middle of the page, in the paper business, we’ve got 1.9 million tons of production. We make three grades. We make containerboard, which is the liner and medium that goes into corrugated boxes, we make uncoated recycled boxboard, URB, think about the back of a legal pad, it looks a lot like that, used for products that you can see on this table over here, but very, very diverse. I’ll talk about that in a minute. And then we make coated boxboard as well, and I’ll talk about those outlets, but typically think about folding cartons.

You go over to the right, this is our converting network. We’ve got two big businesses. One is the corrugated products group that we call CorrChoice, so it’s corrugated sheets, and then tube and core, which is 44 plants, so we’ve got a big footprint in tube and core across the U.S. and Canada.

So, what I want to do now is talk a little bit deeper about a few of these verticals, and I’ll start with containerboard and corrugated. If you look at the table on the slide, what you’ll see is that we’ve really grown this business in a very balanced way over the years.

When we bought Caraustar, we did pick up some capacity in containerboard, but CorrChoice has grown very, very quickly over the last three years. We added a sheet feeder business in Pennsylvania, we’ve added three litho-laminators in that time. A litho-laminator is essentially a narrow corrugator that runs cold, does a
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lot of high graphics, micro-flute, but it does consume paper. So, if you look at our integration now, we’re about 93% integrated.

Why is that important? It’s important to be integrated because it really protects us from the open market and volatility if the market shifts. It really enables our mills to continue to keep running and keep those operating rates high. So, 93%, to my knowledge, is higher than any other Company in the industry.

So, why are we so busy, and why we’ve grown in CorrChoice? CorrChoice has a very compelling value proposition to the market. Number one, they’re very good at handling complexity.

Their average lead time is 18 hours, and they can handle any flute, any size run, any linerboard combination and do it with speed. So, an example, we’ll get an order in, in an afternoon from a customer, could be 50 items on a truckload, all different flutes, linerboard combinations and size orders.

We’ll process all of that overnight, we’ll even sequence it in the truck the way the customer wants it to be loaded, so when it arrives at their dock in the morning, they can unload it, and those units can go directly to those converting machines. So, really a unique capability and we do this across the network.

Another key value proposition is that we’re non-conflict. We’re really not in the box business. So, we’re not viewed as a competitor. And so, we tend to sell to everybody across the industry. So, it could be a small sheet plant, it could be a large integrated company. Many times, it’s firms that have their own corrugators, but they prefer to farm out the complexity to us because they get better throughput on their assets if they do that. So, we’ve been growing across the envelope with every single type of player inside the box business.

All six plants do have a specialty capability. We call this our Sheet Feeder Plus model. The idea is that we want to add a complementary capability that those customers can also buy off of, that also enhances our margins.

So, as I mentioned, it’s compelling. I also mentioned we’re only in the East. So, we do intend to grow this business and really excited to announce that we’re going to build a greenfield Sheet Feeder Plus in the U.S. Southwest.

This will be modeled after our Louisville, Kentucky plant. So, it will have triple wall capability, and it will have bulk box - a bulk box line inside it as well. And if you look at a lot of the customers that we ship today out of Louisville, we ship all the way into the Southwest. So, we’re going to anchor this with a lot of business that we already have in that region, which will unlock capacity in Louisville, so we can continue to grow in the Upper Midwest.

So, really, what we’re doing is we’re building a triple wall and a bulk box network. We’ll have Louisville, Kentucky. We have another line that we’re adding into Concord, North Carolina in the fall just to make the big bulk boxes. We’ll have this new site somewhere in the Southwest. Haven’t pinpointed that location yet, but somewhere between Texas and Oklahoma. We’re ironing that out. It will be green field, so we’re going to have to build a building.

So, very excited about that. When that business scales, it will put us at about 110% integrated, so it’ll be over-integrated. Again, the value of that is, we can determine when we need a ton of paper for one of our sheet feeders, we can say, “Okay, should we make it ourselves, should we trade for it, or should we buy it in the open market?” So, it’s really a good place to be from a strategy perspective.

So, now, what I’d like to do is go into the URB and tube and core vertical. If you look at this pie chart, what this shows you is the URB industry. So it’s very, very different than containerboard. You can see it’s small, it’s 2.5 million tons. The containerboard market is like 43 million tons. URB is a very fragmented end use market. It goes into a lot of industries. Containerboard only goes into one, goes into the box business.

The other thing I’d point out to you is that if you look at the pie chart, we estimate that 45% of the customers that are buying this paper do not have their own mill system. So, there’s a really big open market of purchasers versus containerboard, which is very small. I would estimate that’s probably 7% to 10% open market. The rest of those customers have their own paper mills or they’re affiliated with one. So, very, very different.

When you look at that pie chart, it looks a lot like the mix of business that we have in our URB mills at Greif as well, meaning about half of what we do, half of the 720,000 tons of URB that we make, goes into our own tube and core plants.
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So, we are going to be investing in our URB mills. So, we’ve got six of these. We’ve launched about a $50 million project to enhance all of these mills, really to do one thing, and that is to ensure that we can make the right grades in the right locations.

Today, we tend to ship things many, many states. As you all know, freight is incredibly expensive, and that’s probably not going to change in the near term. So, what we’re going to do is we’re going to build centers of excellence, and we’re going to have all six of these mills that are capable of building high-performance tube and core grades that we need in the right location, not only to help our own plants, but also to grow in other downstream markets.

If I go a little bit deeper, and I’m going to go into the tube and core business now, the tube and core business is also very, very fragmented, and we service a very diverse group of customers. We’ve got over 4,500 customers, over 8,000 ship-to locations, and literally dozens of end-use [markets] that we support.

When we put together this slide, I had to work hard to consolidate them all into major categories. The big ones are the paper industry, films and plastic, construction and housing and then textiles. Then there’s a big other bucket that has everything from protective packaging to adhesives, you name it.

So, I would describe these markets as really very, very diverse. We’re talking about making products, thousands of products that are engineered to order. And so, the growth rates are all over the place. It really depends on the end use segment and what’s going on. We’ve got there a list on the slide, GDP or GDP-plus, but it’s varied across this diverse set.

Okay. Lastly, I want to do one more vertical, and that is CRB. CRB is coated recycled boxboard. This is about a 2 million ton market. We’re very small. We make about 225,000 tons.

But what’s very interesting in this industry is that it used to be all about folding cartons, center aisle grocery, frozen foods, things of that nature. Today, it’s very, very different. Every quarter, literally, it changes.

The big shift is that a lot of our customers who are currently in virgin paper products want a recycled alternative. So, we’re now seeing all these new products emerge. It’s things like tableware, cups, plates and bowls. In fact, the coffee cups that you’re drinking out of today, that’s Greif paper.

Now, we don’t always make the downstream product, we make the substrate, but we’re seeing this change very quickly. So, when I look at the CRB business and the fact that we have a low integration rate, that doesn’t concern me at all because there’s a lot of new opportunities and they continue to emerge every single day.

So, I want to shift gears now and talk a little bit about some of our themes that are inside the Build to Last strategy. The first one is about compressing the size of our value chain. If you look at the two examples on the top of the page, I’ve talked about those already.

In CorrChoice, we’re going to expand out to the West, reduce a lot of customer delivery miles. In URB, we’re going to have regional centers of excellence, which will do the same thing. On the bottom, we’re also going to be expanding our recycling business. We’ve opened up greenfield plants. We’re expanding some plants like Nashville, Tennessee.

The whole idea is to capture and process more fiber closer to our paper mills and eliminate delivery miles. Then on the tube and core business, we’re doing the same thing. We are actively relocating assets and lines closer to customer markets and closer to areas where we want to grow.

All of this is really three things, right? It’s reducing the size of the supply chain, which is delivery miles, it’s speed to market, that will enable us to lower inventories; and obviously, at the same time, we’re reducing our carbon footprint. So, really a lot of nice advantages here.

All of these projects are active now. The one that will take the longest would be the URB strategy. That’s more of a three to five-year time frame. The rest of these are either completed or they’re in motion now.

So, another example of a Build to Last strategy is the push for innovative products that carry margin. We refer to this as a specialty business, and we’ve been very successful over the last several years in growing this.

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Today, this is about 23% of PPS’ revenue or about $630 million, and we’ve scaled it quickly. So, a lot of this is products that are sustainable packaging, some of them are just enabling sustainable packaging, like coatings is a good example.

But I want to go a little bit deeper on one of these, which is adhesives. When we bought Caraustar, they had an adhesive business. We had one plant in North Carolina. It was really an integration play. It was making glue that you use to make the tube and core, right?

So, what we’ve done, our chemists and our teams that have been very active developing new grades of adhesives. We now make adhesives for our corrugated business. We can make it for our flexos, we can make it for our litho-laminators.

So we’ve expanded. We added another adhesives plant to our Atlanta, Texas facility, and we’re now introducing another green field adhesives plant in Cincinnati, Ohio, and that will start immediately.

So, we’re going to have three plants that make adhesives. We’re also doing some specialty glues now for the tube and core business, which will enable us to reduce some freight. This is about a $45 million business today, and the team believes we can double this in just a few years. So, a very exciting area for us.

So, I want to conclude with kind of a fun slide that just shows some examples of innovation but also sustainable packaging examples. Now, we don’t make all the products that you see on the slide, but we make the substrate, we make the paper.

So, that table over there has got a great examples. If you get a minute as you’re heading out of there and if you haven’t seen that yet, a lot of those examples are over there, but if I start on the left-hand page, there’s a lot going on in the beer industry today.

We have introduced a brand-new product we call EnviroBev, that’s a 100% recycled carrier board to make six-pack carriers. It’s got high wet strength, 100% recyclable. That’s very unique in the industry. So, we’ve rolled that out already. We run that every month.

Recycled can wraps, this is something that you’re going to see more and more. We do make this product now for microbreweries in the West. We do not sell Coors, but I put that picture in there because Molson Coors announced that they’re eliminating all of those plastic six-pack rings in their packaging, and a lot of breweries have followed that.

You might have known that in Canada, they just banned the six-pack plastic rings. So, this is going to grow quickly. The reason that our can wrap is unique is it’s 100% recycled. So again, really a nice niche for us.

If I go to the middle of the page, just kind of a fun one, the one at the top is a bread clip. This is a little plastic thing that holds a loaf of bread when the bag holds it together. And I know there’s not a lot of square footage in that, it’s a small item.

But there are 19 billion loaves of bread sold in the U.S. every year, 19 billion. So, it’s small, but it can scale. We just thought it was a fun example to show that really what our customers are doing is they’re looking at everything. If it’s made of plastic, if it’s made a styrofoam or even if it’s a virgin paper substrate, what can we do to change? So, some exciting opportunities emerging.

The recycled construction core, we’ve made these for many, many years. That used to have a poly liner on it to release the cement from that core when they take it off. We now do that with a coating. We have 100% recycled coating that we apply to the paper before we combine it, and now, that’s 100% recyclable. So, that’s a nice growing niche for us in that end use.

Then the one on the far right is very big. Tableware, the cups that I mentioned, we also do the substrate for plates and bowls. Then on the bottom, these recycled food containers, these became very popular during the pandemic with takeout food, but I’ll tell you, the demand is not wavered.

The main reason is, is that now food bars and salad bars are opening back up in grocery stores, and you’ll see these containers a lot instead of the clear plastic containers. So, big niche there as well. We make that product 100% recycled content, and it is recyclable in some cases.

Okay. So, that really concludes the PPS overview. If I had to leave you with a couple of thoughts, it would be, we are very, very well-positioned to capitalize on sustainable packaging trends.

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We are doing some really important things to make structural improvements in our business from a cost perspective, and we’re really doing those things and have a lot of exciting growth projects underway to grow specialty and grow our business and most importantly, grow our margins. So, thank you very much for your time and attention, and we’re going to now shift to the Q&A portion of the meeting. So, I’m going to hand it over to Matt.

QUESTIONS AND ANSWERS

Matt Leahy^ Thanks, Tim. And I’ll ask the presenters today to step up to the stage for the first round of Q&A. So, just a reminder to everyone in here, if you have a question, just please raise your hand, and we’ll get a microphone to you so the folks online can hear. Okay, thanks.

Adam Josephson^ Thanks, Matt. Adam Josephson, KeyBanc. Thanks for taking these questions and for doing this presentation. Tim, just a couple on your investment plans in the paperboard and containerboard business.

So, you mentioned in CRB that there were over 4 million tons of new opportunities, double current U.S. mill capacity, of which you have, call it, 10%. It would seem as though the industry and you would want to add capacity to meet that substantial additional demand, but you didn’t say anything to that effect. So, can you talk about your desire to add capacity in CRB given that you’re assuming abundant opportunities?

I think you talked about how much you’re spending on CorrChoice. I think you mentioned you’re spending $50 million in your URB mill systems. Just frame for us what you’re planning to invest in your paper business that’s in its entirety. Is it more weighted to containerboard versus boxboards? Just help on that specific CRB question. Thank you.

Tim Bergwall^ Yes. Thanks, Adam. So, I would say, first off, let me address the CRB initially. Roughly 10% integrated there. So, we’re an open market player. The way we view that is really more around a value-add mixed management strategy.

So, there’s really no spending that will occur to increase capacity in CRB, but it’s really more of a value play. So, when we run those assets, let’s ensure we’re in the right markets where we’re going to deliver value, gain more margin.

Same thing would hold true with containerboard. No plans to expand containerboard. There are always improvement projects that are going on across the network. You do get a few tons here and there.

I wouldn’t say it would be [growth of] 2% or 3%, but I would say there will be some tons added. Same thing in the URB. If you look at URB, that $50 million project will give us about 50,000 tons of new capability to make more tube and core, specifically high-performance grades for tube and core and we will pick up some capacity there, but it wouldn't be meaningful.

George Staphos^ Thanks. George Staphos, Bank of America. Thanks for the presentation. Ole, I guess the first question I had, and it kind of piggybacks off of the of last earnings call, can you talk a little bit more about what you’re doing that’s proprietary from an investment standpoint on the customer service angle? Can you give us a little bit more nuts-and-bolts because that’s so critical to your strategy over time?

Then secondly, back to Adam’s question, given the growth opportunities, Tim, that you do see in paperboard, have you thought about perhaps adding some swing capacity, especially since you’re going to be over integrated on the corrugated side? So, two questions there and thanks very much for taking the questions.

Ole Rosgaard^ Thanks. Yes, it is proprietary, but what we’re doing in the past, things like pricing and market intelligence were really driven by feelings, amongst who’s out there.

What we have done, we have invested fairly heavily and we continue to do that even more in technology to help us. We are using Big Data. We have established a business intelligence function.

What we are planning now is to couple that up with A.I. as well so that when we go out, we identify a white spot, we identify a need, but we also identify where the pricing should be. So, it’s not done by the feeling of a salesperson. That’s back to, we get the price that reflects our quality and our service, which has not always been the case, and that has been automated.

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Then also part of the automation we’re also doing is into the back office. In the old days, we had EDI with some customers, but it was very heavy, very complicated to set up, and it grew a lot of resources.

We made that really easy for customers now. So that if you are a customer and you want us to process your orders automatically, we have that capability, and the number of customers that are doing that with us has increased significantly in recent times.

George Staphos^ Can you talk to how much investment is there?

Ole Rosgaard^ Let’s just say it’s millions, it’s millions.

Tim Bergwall^ Yes. So, George, the other part of your question, I would think about swinging machines or swinging assets from really containerboard into URB. We do that today.

So, the Fitchburg Mill, as an example, we’ll swing, they’ll run liner and they’ll run URB and to make a nice URB product. You have to be able to handle ribbons. So, it’s a little bit harder to handle the trim. You have to have enough knives and things like that to do it. But we do run some URB in one of our liner plants.

We don’t think so much about running more linerboard in a URB mill, you couldn’t do it. But definitely, having that ability to swing and do more URB is something that we’re looking at. Yes.

Ghansham Panjabi^ Good morning, everybody. Ghansham Panjabi, Baird. Thanks for hosting this event, I feel very, very close to you sitting right here. Paddy, one of the challenges for your business is the cyclicality. Clearly, you have many different end markets, a lot of it in specialty chemicals, lubricant, etc. With all the changes you’ve made, how would you characterize the difference in cyclicality with the portfolio now versus in previous cycles?

Then secondly, could you also comment on the economics of your reconditioning business and how that’s evolved over time also?

Paddy Mullaney^ Yes. Thank you, Ghansham. In terms of our end markets, so we’ve invested heavily in terms of building out our presence in the markets where we have a smaller share. That has served us well, and we believe that it will continue to bring us some benefits going forward.

If we look back, we’re certainly a more balanced business now, more resilient business than we were maybe four or five years ago. So, that’s something that we’ll continue to do. So, I feel pretty good about that.

The second part of the question in terms of the economics of the recycling business, so it is a key driver of growth in our business. We see good opportunities on a global scale within the business but we have to have the network in place, and we are doing that. As I mentioned in the presentation, we’re building that out.

There is a core reason why we’re doing that, and it helps when combined with our new products as well, there’s a real good knitting together of both of those product sets together, and that enables us to make sure that we have a sturdy financial profile for the combined business. Hope that answers your question.

Ole Rosgaard^ I’d just add as well that a lot of our investments in recent time have gone into food end markets, which is less business cyclical. A lot of the IBC investments in there as well.

Mark Wilde^ It’s Mark Wilde with BMO. I’ve got questions for both Paddy and for Tim. Paddy, I wondered just if you could give us a little more color to kind of size your kind of aspirations in the services business for both reconditioning and for filling. I think it was several years ago, you bought the Delta filling business. We really haven’t heard too much more about that.

Then in reconditioning, you talked about IBCs, but in the past, you’ve also been big in reconditioning kind of drums and barrels here in North America. So, just trying to get a sense of how much growth opportunity you see in both of those businesses.

Then the question I have for Tim really revolves around whether there’s an opportunity for some technological change in both of the recycled board businesses. I mean we’ve just seen Graphic put a huge amount of capital in a machine with a lot of new capabilities to make coated board.

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Another one of your competitors in the uncoated business is making a big capital commitment right now. Most of those mills in both segments have historically been pretty old, small kind of cylinder machines. There hasn’t been a lot of capital that’s gone in that sector for the last 50 or 60 years. So, I’m just curious about sort of the need to potentially recapitalize that business over time.

Paddy Mullaney^ First, so thanks, Mark, both very good questions. Let’s take the recycling questions, first of all. So, our business of plastic recycling products, IBCs, and plastic drums gives us some real good opportunity.

As I mentioned, it’s a fragmented market. So, it takes some time to build that out. Where we have done it already, we have taken some leading positions. So, our aspirations are very clearly aligned to what we’ve done to-date, and we will build out our network in order to be in the top one or two positions within the different markets. It is specifically around the multi-use of IBCs and plastic drums, that’s where our core focus is.

The second question related to Delta filling, so we have a good business in Delta refilling. We’re very focused on building that business out. So, that, again, comes back to one of our key levers of growth, understanding the market, mapping the market, see where the opportunities lie. We are doing a full review that’s ongoing at this current time. So, we have it in States and we have it also elsewhere within our global network.

So, we see some good opportunities in that and we’re determined to bring those opportunities onboard. It’s really down to, okay, what are the products that we’re filling and how we can align with our strong customer base where we’re already active, but also with some new customers as well.

Mark Wilde^ So, it’s also fair to say that you’re kind of focused on plastics?

Paddy Mullaney^ Yes, it is fair to say that. Our key focus is on the plastics recycling business.

Tim Bergwall^ Yes. Then, Mark, on your technology question, I would say, in the boxboard mills, when we do the URB modifications in those mills, we will enhance the technology.

So that varies depending on the mill. It could be wet end improvements. It is some replacement. It could be the pressing technology that we use. It could be roll handling. It kind of depends on the mill, staying in the same location but making enhancements to those facilities.

That’s where we’re starting. The reason that we’re starting there, and you mentioned a couple of players out there building big mills, and that’s great, that’s their strategy. Our strategy is more around putting the right grades in the right markets.

If you look at the boxboard cost curves, if you look at URB as an example, it’s extremely flat. 85% of the production is within $50 a ton on the cost curve. The difference in being able to ship closer to our tube and core plants could be $250 a ton in freight cost.

So, we just think it’s a more compelling model for us to produce those tons closer to the end consumer. We also know what can speed up our service. So, we’re focusing on service and those costs first. Down the road, we could do more modernization, but it’s not on the table right now, beyond the $50 million that I referenced.

Adam Josephson^ Tim, hi, Adam Josephson again. Just following up on what Mark asked and what I asked, so you make three paper grades, and these markets have very different sizes, growth opportunities, industry structures.

So, presumably, you have thoughts regarding which of these markets is more attractive over the long run versus others? So tell me if I’m right or wrong, and how are those thoughts influencing your investment decision? Thinking about how many millions of dollars you want to put into CRB, URB containerboard in the months and years to come because, obviously, different market structures, growth opportunities would seemingly dictate that you would want to approach these markets differently? Thank you.

Tim Bergwall^ Yes, it’s a great question, Adam. I think that the way that I think about it is we do have some integrated models. So, for example, in containerboard, we need to figure out a way to empower CorrChoice so they can service their customers and grow adequately.

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That’s very, very different than if you look at CRB. If you look at CRB, where we’re a big open market player, what we want to figure out is how to go to market and create the most value. So, let me give you an example.

All those samples that I showed you in the photos and a lot of them that are on the table, those are paper grades that are being used to really emulate what plastics would do. So, they need a coating on them, right?

So, today, we do offline coating up in Massillon, Ohio. We also do coating on the paper machine. So, the magic is how do we do that all in the same line? So, when we talk about investment, we’re talking about doing special things, additives, chemicals, how do we do coating on the lines to speed up the process? We will invest in those, but that’s really to capture that open market opportunity. I would say in containerboard and in URB, it’s really about empowering the downstream.

Matt Leahy^ We have a few questions online, too. We’ll take one from online and then we’ll come back to the room here. So, Michael Hoffman from Stifel, GIP growth emphasized that M&A must be margin-accretive in terms of the targets. Are you talking about improving returns on the investments, or is it more about buying businesses with better margins?

Paddy Mullaney^ So I mean in terms of outlook, it’s got to hit our certain hurdle rates on invested capital, right? So that’s the bottom line. So it’s dependent as well on the end market so if we can get businesses that are active in some of those target end markets, those 30% markets that I talked about, that gives us higher margins, then we’re very interested in that.

Matt Leahy^ I’ll take one more from online and come back to the room here. Gabe, from Wells Fargo said, Tim, getting to 100% integration in containerboard could be a milestone that may justify adding mill capacity versus buying in the open market. What is the opportunity there in your mind to acquire mill capacity, or could this potentially fit into your strategy?

Timothy Bergwall^ Yes. Thanks, Gabe. Good question. Right now, there are really no plans to add to the containerboard network. We’re really focused on hitting that milestone of being over integrated. When we get there in three years, certainly, we’ll look at it again, but right now, there are no plans.

George Staphos^ Thanks. George Staphos, BofA. Only a question back for you on customer service and if I go back to Slide 15, and this is sort of that “don’t let any good deed go unpunished”. So NPS and your CSI have done extremely well over the last number of years, but they’ve begun to flatten out a bit.

Now are you at a practical limitation in terms of how much farther you can push those NPS and CSI? If there was more upside, what would it mean if you look at it from an earnings standpoint or a return standpoint? What would it mean to Greif if you’re able to add another 3% or 4% to the CSI or saw a bit of a pickup in the NPS? On the NPS, that downtick that we’ve seen in the last year or, so what’s behind it? Is that just COVID or is there something there?

Second question, back to reconditioning for Paddy. Paddy, what investment, if any, do you need to make or partnering do you need to make on the infrastructure relative to the natural affluent and other product that comes out of the reconditioning business, so that it’s viable, particularly in the even more sustainable world that we’re in now, say, versus five, seven years ago.

Ole Rosgaard^ Thanks, George. On NPS and CSI, yes, we had COVID, we had supply chain challenges, and that is really what you see in the numbers. But for us, it’s not really the number that’s important. Then also the number, best-in-class numbers, we are way above in our industry standards. For us though, it’s the process that’s important.

We go out, we ask our customers how did we do? We get a lot of positive feedback. But now then we get a customer who tells us, "Hey, you didn’t do so well on this occasion". We go out to that customer. We sit down with them. We ask more questions and find out what happened here. Then we go back and then we plug that hole, we fix it. Going back to the customer again, giving them that receipt.

We heard what you said, this is the fix. It won’t happen again. And when you’re in a continuous loop doing that, you keep improving your business. It’s really a continuous improvement loop. That’s really the important part. That’s how we become stronger and stronger and stronger in that field.

Paddy Mullaney^ Yes, I may add as well in relation to the COVID period and the different NPS. We performed very well through that period, and we received a lot of feedback from our customers that
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reinforce that message to us. So NPS was on 60%, it had come down from 66%. So that’s still a sterling performance within the period.

In relation to your question for the very astute question on the investments in how we manage waste. So I’ll take it back to our partnerships, and we look to partner with people who’ve got excellent skills in that area, and we have done that. So when you align that with our capabilities, and we have a supplier base as well as a partner base that takes care of that, and that’s where it’s managed, right?

So we’re not really investing in, let’s say, effluent management, et cetera. So we’re working with partners to do that. We’re investing in how we are managing our washing and our capabilities on that front, but that is they’re non-dangerous products that are coming off there. When you got dangerous products, we work with third parties.

Mark Wilde^ Ole, it’s Mark Wilde again. A lot of what we’ve heard about is sort of how you’re going to expand off of your existing businesses. I’m kind of curious if we think beyond that to sort of growing the industrial packaging franchise overall. If we think about the last 12 or 14 years at Greif, we saw an attempt to go into flexible packaging that didn’t work very well.

Then we’ve seen that move over into that URB and the tube and core business with Caraustar, which has worked well. So, I’m just curious, if you think kind of going forward beyond the incremental expansions of existing businesses, how should we think about where you’re likely to kind of focus your broader M&A efforts to grow that industrial packaging franchise?

Ole Rosgaard^ We’ve established a very disciplined approach, looking back. You referred to the past, we have had a process where we’ve learned from the past. So, we now have a very disciplined approach to M&A. You will not see us going into adjacencies where we don’t have a presence today. That’s number one.

What you will see is we will expand in areas, and it could be in resin-based products, and it tends to be, and it could be in smaller bottles where we, for instance, in a country like Brazil, we have a very strong - a leadership position in jerrycans and small bottles like we have in Israel, but there’s other regions where we don’t have that. So you will see us taking that capability and then we’ll bring that into the regions where we don’t have the capability currently.

But overall, at Greif, we obviously have the capability. We will do that through both the mixture of organic investments and growth, but we will certainly also supplement that with M&A. That market is fairly fragmented when you look at it from a worldwide perspective. We do look at it globally, not sort of on a regional basis.

Matt Leahy^ We have one more question from online, and then I think [we’ll continue] unless there’s any other from the room here. So a question again from Gabe Hajde at Wells Fargo.

One area Greif has not talked much about is, is there incremental opportunity for the production of batteries or other components for electric vehicles, thinking the changes in lithium production versus internal combustion engine technology? Is there anything incremental that could drive for your business?

Ole Rosgaard^ Well, I’ll answer first and then Paddy and Matt can say something.

But as part of our business intelligence and our innovation function, we are looking at what opportunities does sustainability bring us. In this case, what opportunities are electric vehicle bringing us, what components go into an electric vehicle, where can we solve our customers’ challenges in producing electric vehicles. So it is an area we’re highly engaged in and we actually put a lot of efforts into that.

Paddy Mullaney^ Yes, I would just add that given the nature of our products, we’re involved in all segments and some segments of the automotive. So new, on the EV, but also on secondhand car market, etc. So our products have a core purpose. They need to get our customers’ materials, whatever those materials are, from A to B. So that’s where we bring a real strength to our customers. So, whether it’s EV or whether it’s normal other end markets it serves the same purpose. Good opportunities in it and a growing market, and it’s definitely an area of the market research.

Timothy Bergwall^ Yes. Gabe, I’d add one more word. The expansion that we’re going to do in the Southwest on triple wall we’ve been looking pretty closely at the automotive segment. We do quite a bit there now in corrugated. When you look at EVs, those components are packaged the same way the cars are.

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So they go on these bulk packs that are expendable packaging, and even the batteries are actually packed in triple wall packs. So there is some opportunity for us in that space.

Matt Leahy^ Great. Any more questions from the room before we do a small break? All right. Why don’t we take 20 minutes here, everyone to take a moment, and we’ll kick back off again with Larry at 10:20 sharp.

PRESENTATION

Lawrence Hilsheimer^ I almost hate to break up the lively discussions. Obviously, we all miss the live events, and it’s great to be back together. Hopefully, the break was helpful in catching up and also getting to know some of our people better. Again, we appreciate all of you being here today.

I’ll try to pull this together a bit and just try to put a financial twist on everything you’ve heard today and just talk about how we believe that Greif is a very compelling investment opportunity for folks going forward and how we will continue to drive the type of growth that we’ve demonstrated over the last seven or eight years.

So let me first start, though, with a sort of a look back from a history standpoint, and what we believe has set up a really, really strong foundation from here [that] we’re able to build on and continue the growth trajectory that we’ve demonstrated.

So I reflected back when I first started in ‘14, ‘15, I think I spent the majority of my time defending our ability to pay our dividend. Everybody was talking about, “You don’t have enough cash flow. You can’t - how can you do this?” And I kept repeating to people, "Look, we have an amazingly solid balance sheet. And when this business is well run, it’s a cash machine. Stick out your ATM card and pull out of money because if it’s well run, it prints cash.”

What we’ve been focused on for the last seven or eight years is accomplishing that, turn us into a well-run company that prints cash. That’s what we’ve become. We’re very confident in our ability to sustain that going forward. We’ve got good operators. We’ve eliminated a lot of lower quality assets. Ole talked about $1 billion that we’ve walked away from with very low margins.

Now that includes the FPS business. We actually like the part of the FPS business. Part of it was very low margin and we couldn’t come to agreement with our partner about disposing of that. They wanted to keep it. So we set up a process and they decided it was worth more valuable than we thought it was. So we were happy to take their money and move on.

All of those actions have been centered on how do we make this a very well-run business with nice margins and a lot of cash to give us opportunity and fuel for growth and allow us to return capital to our shareholders.

So we doubled the size of the Company. We’ve tripled our EPS. We’ve increased our cash flow significantly, and we have no concerns about that path forward about losing that momentum or backtracking. I’ll address recessions later just to give our view of the resilience of this Company and our ability to sustain through any kind of downturn.

You’ve seen this slide from Ole before, but I just want to talk about it from my perspective. I think we have a very powerful engine to sustain our momentum going forward. Our core businesses are now structured very well. It doesn’t mean we’re perfect. It doesn’t mean things that we don’t have still opportunities to improve it.

There’s a few plants that are always on my blacklist about, guys, why is this not better yet? You keep telling me it’s going to be better. But they are very few and far between and they’re not loss makers. We used to have a ton of loss makers.

We sit there and talk about all these plants that we’re losing money every month. You’re like, "Why in the world would you keep these things? Well, we didn’t. We got rid of them. That’s helped us extend our margin and improve our cash flow.

As you heard from Paddy and Tim, we have a lot of those efforts that will continue within that core business, led by Kim, who’s here and leads our GBS exercises. It’s a continuous improvement, always
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looking to overcome the impacts of inflation by improving our operations and also if we have the opportunity to expand beyond and we do that.

Paddy mentioned a lot of efforts on automation, which helps us downsize the need for labor and also makes the operations much more efficient. We’ve been investing that. We’ll continue to invest in that, and we’ll continue to do efforts around innovation, and you saw some of the examples today. All of those things are in our core business. They’re just margin accretive, and they go to our focus of being best in customer service.

One of the things that didn’t get probably enough play time, in my opinion, is that focus Ole has really pushed us down the path of digitization. So how do we have more connectivity to our customer? How do we become even easier to do business, what best to do business with? Those things are things that we’re investing in over the next five to seven years of really becoming world-class in that space. Will that cost us money and investment? Probably. We don’t have an exact cost quantified yet. It’s not going to move the needle in terms of our CAPEX, but it will move the needle in terms of our customer service.

Then, of course, the last piece is M&A. And we are really focused on driving M&A. I’ll talk a little bit more about that later about how we’re trying to source deals. Matt, in addition to his IR role, leads our Corporate Development. He’s brought great discipline into our process and also great deal flow by sourcing things that I’ll come back to and talk about a little later.

We’ve talked about this and maybe it sounds like a broken record. But one of the moats that we’ve created around this business goes to how we treat customers. We walked away from $1 billion of business, and yet we’ve doubled the size of the Company. Our volume levels are where they were.

We’ve replaced the business. We replaced it because we’ve regained wallet share in existing customers, and we’ve gained share in places that we didn’t play before, much bigger in food and ag, much bigger in pharma. Ole referenced - Paddy referenced the market research we do of trying to find other places.

What we used to do, what Greif used to do was we’d wait for somebody to announce a chemical plant, and we go build a drum plant. That was essentially how we focused on growth. It wasn’t scientific, it wasn’t data driven, it wasn’t looking for new spaces. It was like, okay, let’s go build a drum plant, and now we’ll go in that market and go see what we can find other than the chemical space, right?

So, we’ve shifted our focus. We now do a lot of research about what other markets can we serve, how do we meet their packaging needs, and that’s helped us grow our space and our margin. So that focus on service profit change is still core to what we do.

The key elements of that are you tell our people take care of yourself, take care of your colleagues, and take care of our customers. So be safe, be alert. We don’t want anybody hurt. Mostly because we don’t want anybody hurt, but it also has a financial benefit. The amount of emphasis we put on this is really sort of over the top.

I have to admit when I first joined the Company, I was like, my God, we spend a lot of time on it, right? But it really resonates, and it really resonates with the families. So like when we have little events and you have spouses in and you have a little parties at the plants and stuff when you’re talking to other family members, they really appreciate what we do.

We send correspondence to our residences, to the residences of our workers about safety at home. So we really believe this. This is not some like little story to sound good, right? It really drives engagement.

You saw the path of our engagement. We believe passionately that the reason that you have customers who talk about how good you are in customer service and give you business and better margin and value because of that service is because of colleagues that are engaged in what they do, who understand that you value them and understand what they do every day is important, and they’re proud of who they work for.

And that’s what we’ve got. We’re not at the end of our journey. George asked the question about how much more margin could you get if you improve that, and Ole had the answer on NPS about - we don’t really look at it as a score, we do hold ourselves accountable, and we would like to drive it higher.

I would tell you that I believe that part of our opportunity for margin expansion is the more we drive our engagement scores up, the better. So, Gallup has a ratio of engaged to disengaged. They have a lot of data that will show you that once you’re above 4:1 of engaged to disengaged, it’s a flywheel. You start improving operations and profitability. When you get to 16:1, it’s really powerful. If you can become best,
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like 64:1, it’s unbelievable, the difference in that. So our objective is, over time, to hit those kind of standards.

So we have a lot left in our journey. We believe passionately that we accomplish that you’ll see even better results on our bottom line, and we will obtain that because we’re dedicated, committed. But no, we’re just crazy about it, and we’ll keep focusing on that.

I wanted to talk a little bit - because we still get asked from time to time on why are you guys are in these two disparate businesses, okay? And we saw Kellogg now splitting up into their different snack business and whatever else.

We look at this a little differently. We are in packaging, and we’re in industrial packaging. We’re in a B2B space, and there’s actually a lot of synergies across our businesses where we share resources across all of them.

But besides the fact that we just view it that way, we also believe there’s a compelling benefit to our investors. We try to depict it here. And I’ve talked about this on earnings calls previously, about how the business cycles flow through these businesses in different paces.

A lot of you follow primarily paper, not all of you but some of you. You know the arduous process of how pricing happens in paper. It’s not like I decided to have a price to increase tomorrow and I get it tomorrow, okay? We all know, announce it, see it in the market, go do the survey, have it published, have it run.

In our GIP business, it operates way differently, way faster. One of the big improvements that has dramatically made a difference on our margins at Greif is the execution that our teams have had with the non-[raw] material price increases, okay?

So we end up spending a lot of time talking about pass-through mechanisms, and we’ve made those work a lot more efficiently. But the big margin expansion for Greif in our GIP business is all about non-raw materials. It’s about going in and getting price increase for fuel cost, energy, labor, all of the other elements, and not being constrained to having that done only when a two- or three-year contract period runs up.

The teams have become excellent at it and have really reinforced it, and our Paper team is now starting to do better at that. So that’s our real secret.

Then what these two charts are here to show you is - look at the margin volatility that exists in the two businesses apart. So in Paper, because of that cycle and because of what happens on paper and OCC, you’ll see it’s like a 1,200 basis point volatility spread. In GIP, it’s 700. You put the two together and you see it downgrades to 500; much more manageable, much more stable, much less volatile. It’s a very compelling thing.

If you think back to the slide, I think it was 18, that Ole went over, we think Greif is a much different company than it was seven or eight years ago. We serve a plethora of different end markets now. We’re double the size of what we were. Our margin is way better, and we are less volatile.

We think it’s a pretty compelling story. We are very cash generative, and that provides us the fuel for growth. So we really wanted you guys to see this and think about this as you think about it for your investment decisions and for our customers’ investment decisions.

On the growth side, you heard Tim and Paddy, and I’ll just reinforce, our primary focus in PPS is to invest in improving our operations and getting over-integrated. We’ll invest in those URB mills to put the capabilities that we need closer to where they are needed.

I’ll go back to, I think it was Mark’s question, we’ve got some competitors that are out building big new mills, and that’s great, modern capabilities, and it fits their strategy. We just view the world differently because the transport costs are a whole lot more expensive.

They weigh more up than does the production inefficiency of maybe older equipment. We’ll keep working on enhancing the productivity of each of those plants, as Tim mentioned, but we’ll do it in a way that drives down our overall cost and improves margin.

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Paddy talked about - our big focus is resin-based products. We may end up, if there is some steel drum facility in some place we aren’t currently operating, we could do that if it came, but that’s not our focus. Our focus is resin-based, it’s IBCs, it’s jerry cans, plastic drums if we have an opportunity there.

It’s also in some of the side spaces, closures, okay? So, we have a very good, profitable closures business we sell to our competitors, and we also aren’t limiting ourselves to the end markets we’re in now. So, making closures is making a closure, okay? That could apply to an industrial product, it can apply to a consumer product. It’s how do you make it? How does it go to market? And even though something might end up in a consumer market is still probably going B2B when you’re talking about the closure. So, that’s a space that interests us.

Adhesives in the paper business. Tim talked about it being about a $45 million business. It’s all internal synergy now. We have discussions with our customers in the paper side, they’d like to buy adhesives from us because they know our adhesives are good. We are good at making them. So that’s an opportunity for us also. So, when you look at our funnel of M&A opportunities, there’s adhesive companies. So we’re looking for all these adjacencies. They’re really nice margin products, by the way. Those are areas we’ll focus on.

But I did also want to talk about - it doesn’t mean that we’re only talking about relatively small deals. If there’s something that fits our criteria, is an adjacent thing in skill set that we have in an operational capability that we already have, we’ll look at it. We’re just not seeing any of those right now.

I mean, I’ve mentioned Schutz all the time. I’ll mention it again, might as well, we’d be interested in buying Schutz, right? We’d be interested if the whole thing with Mauser falls apart and they need to break it up and we’d peek into pieces, we’d be interested in some of that stuff.

But we’re not seeing those opportunities right now, but it doesn’t mean we would say no. But it would have to meet our criteria. It’s got to be margin accretive, it’s got to meet our hurdle rates. Sometimes, those are tougher than what is available. So I just wanted to talk about that a good bit.

This is just some of the criteria. We want really high-quality business that gives us a nice return on invested capital. We’ve got to be able to see synergy opportunities that we can leverage through our GBS opportunity. We’d like to focus on large or growing markets, and large is a relative term to the business.

So, adhesives on one level is a huge business, if you take it wide, but if you look at it in our space, it’d be smaller, but we’d like to be and we could be a leader in that space. Customer capability, our overlap is big. But let me pause here on the right side around the opportunity.

So, one of the things that we’ve really been working hard on doing is empowering, enabling and encouraging our colleagues around the world to find us opportunities. Because, for example, we’ll talk to them about innovation, okay? If there’s something that would allow us to discover a new process that’s a nascent opportunity in a unique geography that somebody hears about, fine, let us know about it, be our feet on the street.

Because you’d rather not be in auction processes if you can avoid it. Now it doesn’t mean we’d always stay away from auction processes. I mean, obviously, we got the Caraustar deal through one. But we’d prefer to find nascent opportunities that aren’t on the market.

That’s hard work. That’s feet on the street, talking about what’s going on. That’s what led to our joint ventures. That’s what led to Tholu. Tholu is a great opportunity for us. It’s what led to our IBC recycling opportunity in U.K. It’s what led to it in Italy. It’s what led to it in the U.S.

None of those were auction processes. Those were found things from our teams, bringing them into our process and us applying the disciplined capital allocation framework that we have. So that’s what we’re really working actively on because we have the balance sheet to support it.

People talk about buying things in a recession. Obviously, we got slaughtered in the market when we did the Caraustar deal because everybody says you’re going to do this going into a recession or whatever else. Then there was a recession, but we showed data at the time that we had analyzed it, and we said it might take us six more months to get back to our target debt ratio.

It didn’t even take that, okay? We did better than that. So we were very comfortable. We had done the financial analysis. We were confident in our capabilities. We were confident in the synergy capture. Thankfully, our teams didn’t let us down.

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So, when you pull back we’ve got a number of drivers. I mentioned the digital interface with our customers. It’s all focused about getting better and better and better at customer service, continuing to build that moat. Why would they ever want to leave us if they have everything they need and we deliver consistently at an exceptional level?

Those are the kind of relationships we have. We had price buyers, most of them we don’t have anymore, value over volume. They don’t want to pay us, we don’t want to do business. We’re not interested in being big to be big. We’re interested to be big to make money. So, we’re really diligent on that.

We’ve had a number of situations in the past five years where we get to the brink. Customers are like, well, we’re not going to buy from you if you can’t meet our pricing. Fine, go buy from somebody else. We’re not going to sell our product if we’re not getting paid for the value that we deliver.

Usually what happens is you have a sourcing person who’s like in charge, and then they take that stand. Then a month or so later, the operational people tell the sourcing person, "No, we’re not changing", okay? And then that’s really good because then we get even better price, and it works really well. Ole and his team when he was leading [GIP], and now Paddy and his team, Tim and his team are all doing well.

Then automation, we’ve talked about that and our GBS process in getting better on scrap, getting better in our labor. That, combined with just focus on digital - our continuous improvement and then our customer focus.

We believe confidently that we will deliver, over the next three, five years, another 50 to 100 basis points of margin incremental above where we are today. We have extreme confidence in that.

Capital allocation. Most of you probably saw this morning that we did announce that we are going to buy $150 million of our stock back. We did half of it through an accelerated share repurchase (ASR) that’s being executed as we speak. It really just came down to - we’ve been talking about the fact that we don’t think our stock as an appropriate value. We think it was an appropriate use of our capital.

We wouldn’t have done that until we got back in our debt range. I mean - so we’ve been asked over the past, you guys don’t buy your stock back. Well, we told everybody we’d be back to 2 to 2.5x, okay?

Well, we’re there. We have capital. We think it’s a bargain, and so we bought, and we will continue to buy. So, we just believe it’s our obligation to our shareholders to make sure that we do everything we can to enhance their return. So, we’ll be looking in the open market for the additional $75 million over the next 12 to 18 months. We’ll be opportunistic on that path.

The other thing is, I’ll just emphasize again, we are committed to continually increasing our normal annual dividend, just to enhance the returns to our shareholders over time. Look, we print cash. We’ll just send some of it back to shareholders every year.

So how do you think about this? What we would like you to think about is we believe that we will be growing our EBITDA over the next three to five years – and it will be bumpy because who knows when you do deals. We’re not going to pressure ourselves to do a deal to hit a target on an annual basis. Not going to do that. That’s what created some of the bad acquisitions that we’re done in this company and many others over time, where you say I’m going to do this just to hit some artificial target.

But we believe very confidently, you look at a three- to five-year time frame, that you will see an average annual growth rate over that time frame of mid-single digits on EBITDA. Very comfortable, very confident about that.

We believe that we’ll expand through both the elements that I mentioned before on the 50 to 100 basis points plus M&A, we’ll be looking to lift margin by 100 to 150 basis points.

A primary goal of us is to get even better on cash conversion, and just increase drive on cash flow production. All of this is looking for us to make sure that we’re delivering a high ROIC targets for M&A and otherwise.

Now let me address the elephant in the room. Everybody and their brother are talking about recessions. Some will say we’re already in one because we had a negative quarter, all that stuff. We’ve tended at least in the past, to be an early indicator of recession and I’ll just tell you, we just aren’t seeing it yet.

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Now I think we’ll probably see it at some point. I think we’ve talked ourselves into this. We scared everybody in the world about a recession. You do have people that are impacted pretty substantially by gasoline and energy costs in the lower echelons of the economic strata.

I mean, obviously, that’s a really tough one for people, and they’re trading down on brands, they’re stopping driving as much. So look, I think there’s going to be something. My personal view, and I’m not an economist - my personal view is I think if we have a recession in the U.S., I think it’s going to be very light.

I mean there’s still so much capital. I mean, you look at how much of the stimulus money is still on personal balance sheets. Then you have in state, city, county and school districts, you still have close to 50% of the money that they got, it’s not been spent, okay.

Then you got the infrastructure bill. I mean, an enormous amount of capital that’s still out there. I just don’t see a really bad recession. I could be totally wrong, okay? I’ll talk about what happens if I am.

We do see more risk in Europe, is our view. Don’t really see big risk in China; APAC, less impact, and obviously, a much smaller impact to us even if something did occur there. Who knows where the whole Russia-Ukraine war goes, and we’re obviously all concerned about that and we’ll see where that goes. But what happens if [a recession] does happen?

And Ole mentioned, look, the Company has been around 145 years. We’ve sustained 29 recessions, a depression, wars. We’ve managed through this. So like it doesn’t really scare us, okay?

Okay, that’s nice, it doesn’t scare you, Larry. What’s that mean? So we thought, okay, look, at our Investor Day in June of ‘19, I remember standing up over the audience and saying, "Hey, guys, we’re in an industrial recession."

About half of the people came up afterwards and said what are you talking about? I said I’m just telling you, we’re - and then it played out. Then people forget about it because we rolled right into pandemic.

But in that year, what we saw is shown on the right side. We saw steel drum volumes down 5%. We saw steel prices down 13%. We saw mill volumes down. We saw containerboard prices down. And so what did that mean to us? You see there on the right.

So we then said, "Okay, what if we have something even worse?" So let’s drop steel drum volumes 5% again, but let’s tank steel prices even more. Let’s take mill volumes down slightly more, and let’s reduce containerboard prices more.

You see, it isn’t that impactful. It’s not going to slow us down on what we’re trying to accomplish. We’re going to be able to pay our dividends. We’re going to be able to do our capital investments. We’re going to be able to invest in innovation and we’re going to be able to sustain on our path. It’s just not that meaningful to us. And then the middle column is making it even worse, okay?

Now some of this is - you’ve heard me say before on steel prices because of our PAM mechanisms, the real issue for us is timing and pace. Does it happen at the wrong time? We had a little bit of that. The steel cost in the U.S. dipped a little bit in March, came back up in April. That’s bad timing for us, but it’s not hurting our performance too much this year. It dropped some, and that’s at the end of a quarter, that’s when a lot of the PAMs operate.

So timing and pace means a lot. We tried to make this a pretty draconian look when we did this. So this is pretty much what we think is worst case in a relatively tough scenario. So we feel very comfortable.

The other thing to remember is we’ve had working capital buildup. When you have a downturn like this, and if steel costs are going down, our inventory needs drop because you’re not going to build inventory into a declining market and you’re going to do it at lower cost, and so cash starts being generated. Frankly, that’s not even built in here. So we feel very, very confident about the capability of our company to sustain our momentum through anything we might face.

I’ll talk about this for a second, and it goes back to one of the reasons why we did and are doing the stock repurchase. We just fundamentally struggle with the valuation of our company. We thought, okay, we talk about that all the time relative to peers, what about compared to us, okay?

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So, what you see here from ‘15 to ‘22, our average free cash flow yield was 9.7%. When this slide was prepared a week ago, we were 13.2%. Even if you take the worst case scenario on the prior page and you apply 9.7%, we’re undervalued, even against our historical norms.

So, we think that there is a tremendous, compelling opportunity for the investment community and investing In Greif because we think over time, people are going to realize we’re a different company. We’re not a containerboard company, okay? We play in that space in a really unique niche going into specialty markets. We’re totally over integrated when we get this Texas sheet feeder in. It’s a very protected element with nice margins, love the business, great customer relationships.

URB is a fantastic business to be in. I mean it really is a market space with - like Tim said, 4,500-plus customers, 8,000 destination points selling very engineered products, nice margins in a space where we have good customer relationships and the overall mill capacity and demand is in balance. It’s back to why we bought it, okay, and it’s playing out perfectly.

The CRB space, Tim mentioned, this move to recycled products just makes that a good system to be in. So we’re very comfortable with where we’re at, and we think a much different company than people viewed us to be seven, eight years ago.

Then you talked on the GIP, it’s all about that shift of diversifying our end markets to be broader than petrochemicals and specialty and bulk chemicals into pharma, food, ag, and becoming less cyclical, which is back to that slide that Ole covered. We’re much bigger. Our margin variability and our margin is way better. The volatility in our margin is way less. We think it just is a compelling opportunity.

So I’ll just close before we turn it back to Ole to close and just say we think we’ve become what we are today through really disciplined execution to something that we kicked off in 2015. We think we’ve delivered on the commitments we made. We’ve become that cash machine that we said we would be, and we’ve totally transformed the culture of our company.

We’ve got every colleague who understands why it’s important to serve internal and external customers with excellence. They know they’re appreciated. They know what they do matters, and they deliver great customer service. We’ll just continue to focus on that and create that flywheel.

We’ll be disciplined in our capital allocation, but we are going to grow. We are going to find and exploit great M&A opportunities that will give us the opportunity to keep growing. To the extent that we have excess capital, we’re just going to keep returning it to our shareholders in one fashion or another, depending on where our stock price is, and what makes the most sense at that time. We believe the valuation remains deeply compelling, and we hope you feel the same way.

So with that, let me turn it back to Ole to close.

Ole Rosgaard^ Thank you, Larry.

So we are nearing the end of an exciting morning. Before we begin our second Q&A session, let me just recap what we have demonstrated to you.

These numbers speak execution, discipline and resilience. We’ve grown sales by 75%, whilst we’ve been divesting $1 billion worth of business. We’ve doubled our EBITDA. We have expanded our margins by 300 bps. We’ve grown our EPS by over 300%, and we’ve grown our free cash flow by over 500%.

During the period of delivering these numbers, we have continued to refine and perfect our business model outperforming expectations for years. Our disciplined execution of the Greif Business System 2.0, combined with a more balanced portfolio of businesses, creates a strong foundation for our Build to Last strategy.

Our Build to Last strategy accelerates our path for growth and margin expansion, which in turn deliver greater stability in earnings, cash flow and, ultimately, returning cash to our shareholders.

Finally, as demonstrated, our core business strength combined with a disciplined capital allocation guided by our Build to Last strategy is a powerful engine for value creation, driving long-term growth.

I want to thank you all for being here today. We really appreciate your interest, and we really appreciate your presence. Thank you very much. I’ll now hand you over to Matt for the final Q&A session.

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QUESTIONS AND ANSWERS

Matt Leahy^ So I’ll remind everyone, same as before. We have four presenters on stage, and we’ll ask for the microphone before speaking. So, George, go ahead.

George Staphos^ Thanks. George Staphos, BofA. Again, thanks for the presentation, and at from our vantage point, we again appreciate all that Greif has done over the years to make the business a better business, more sustainable, more resilient. We don’t diminish that.

If we go though to Slide 59, so we’re going to go attack those recession scenarios, Larry, can you talk a little bit about what you baked into your analysis in terms of in a downturn, what competitors might do, how the market might evolve?

Then relatedly, the price adjustments that you talked to - again, your scenarios are not expectations per se. What do you assume in terms of net cost benefit, perhaps that’s an offset? Or did you assume purely - and I haven’t done the numbers myself yet - just assume that price drops to the bottom line, and there’s no further benefit. Can you give us a little bit more in terms of how you see that playing out over time, that would be great?

Lawrence Hilsheimer^ Fair question, George. So what we really did was build the analysis based on what we saw in 2019, assuming that competitor reaction would be very similar. We didn’t have any reason to think it would be different or any basis to assume a different reaction, right? So, we just assume that would occur from a competitive standpoint.

On the raw material side, we did take down OCC a bit, just thinking that if you’re going to have a drop in mill production and that would create a drop in demand on OCC and so there’d be some corresponding because, we just did it at the same kind of levels that we saw at that point in time.

So everything we just tried to mirror back to, "Hey, look, that’s one recession. You can pick a different recession." That was just the model that we built it off of. Then try to say, "Okay, let’s make it a little worse," by taking volumes down a little bit more, taking steel costs down a little more, taking mill production down slightly more. So we just said, "Make it a little worse and see how it looks."

Ghansham Panjabi^ Guys, you only reported a couple of weeks ago, but the world is very fluid. Several large homebuilders in the U.S. have talked about weakening in the last month. BASF, big chemical companies talked about the second half being tougher than first half.

Can you just sort of update us on your operating environment so far? Maybe we could just run through the geographies including Europe.

Ole Rosgaard^ I mean, Paddy can walk with geographies. But just overall, sequentially from the earnings call and the volumes we reported in there, we don’t really see any change. The world overall is very much the same as a few weeks back.

Paddy Mullaney^ Maybe if I can add. So obviously, we’ve got issues in China, so that’s with COVID, so that’s a specific case. Our business is very strong. So it’s consistent with what we’ve seen over the previous months.

There’s always going to be pockets of dips here and there, but that’s the beauty of GIP being a global business it flattens out. So overall everything is in line with what we shared a couple of weeks back.

Tim Bergwall^ Yes, I would say with the PPS products, containerboard, tube and core and corrugated, I’ll talk sequentially through our fiscal year. Q1, Q2, Q3 right now is actually a little bit better. So it’s actually looking very stable at this point.

Mark Wilde^ Thanks. Mark Wilde from BMO. Ole, I’m curious - I think I know the answer on this. But any just thoughts about potentially consolidating the two share classes?

Ole Rosgaard^ No. We get advice from all over the place, but on that one, no. There’s, of course, thoughts, but there’s no plans to do that.

Mark Wilde^ Okay. Could you also just talk about your take as CEO – the sort of structural changes that you might be interested in making in terms of kind of Board structure or Board skills?
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Ole Rosgaard^ On the Board, so we have actually - in recent times here, some of the Board members have fallen for the age limits. I think it was a year and a half ago, we got a new Board member on board. He’s a sitting CEO.

We have got another Board member who comes from a different industry, with a lot of diverse minds which adds to the Board. We have another sitting CEO we’ve got on the board in recent times. In fact, she started in January. She’s a sitting CEO. She brings a lot of operational experience. We have a Board member who falls for the age limits come February. Currently, we are looking at a new Board member to replace him. There, we’re also looking for a sitting CEO within a public company. All that will bring further strength and diversity to the Board.

Adam Josephson^ Thanks everyone. Adam, KeyBanc.

Ole or Larry, Mark just asked about the dual class. Limited float liquidity has also been an issue surrounding your stock in recent years, and with the buyback, the float will go down further.

Was that at all part of your consideration in announcing this buyback, what it will need for active investors versus passive? And more to the point, active investors’ ability and willingness to traffic in your stock given the lower liquidity inflow?

Lawrence Hilsheimer^ Yes, we analyzed that, Adam. As we worked through it, we concluded that us being a buyer in the stock is also a positive thing and at least presents an opportunity for people to view it as a situation where there’s another buyer in the market.

So, we’ll continue to explore that as I mentioned, going forward. I actually hope that we don’t need to buy back because I hope our stock jumps up $20 or $30and gets to a rational multiple.

But, yes, it’s an issue that’s there. The other thing is we’re continually issuing shares that come out of our incentive program, and because of our performance in the last few years, that’s going to be a decent amount, which then provides more stock there. What happens with that with the colleagues who receive it after a year hold period, and it also provides us an opportunity to sort of do buybacks and eliminate the dilution that comes from that program.

So those were all factors we thought through, but we thought on balance, we just couldn’t sit by any longer. I mean, it’s like the stock is incredibly undervalued in our view. So we thought this was an appropriate use of capital.

Adam Josephson^ Appreciate that. On the guidance you gave, the margin expansion targets, the sales growth, three years ago, you gave a range for both adjusted EBITDA and adjusted free cash. You’ve done it a bit differently this time. Just wondering why you’re approaching it differently this time versus last.

Lawrence Hilsheimer^ Yes. The only reason that we did what we did in 2015, 2017, and 2019 was we were in transformation. We were trying to rebuild trust after Greif had destroyed it by missing guidance for, what, 17 out of 19 quarters or something like that.

We thought it was important to lay out specific - and we call them commitments because our targets were higher and then deliver against it. Right now - there was a little bit of - well, there was a lot of ability for us then to be able to quantify what we should be able to deliver just by improving the business, right?

Well, we’ve done a lot of that. We’re now operating well. So now it’s a little bumpier, okay, because we don’t know when we’ll be doing the M&A, when is the impact of an automation project going to flow through? It’s just a little bumpier.

So it’s easier for us to give, hopefully, some guidance levels that allow you to at least model it out based on your assumptions. Over that time frame, we think those parameters are appropriate for us to lay out.

Adam Josephson^ Tim, Ghansham asked about current trends. You mentioned, yes, things have actually gotten better in fiscal 3Q. We read over the weekend that paperboard demand is holding up pretty well, containerboard demand seems to be getting weaker by the week, by the month. Are you not seeing that at all? I’m just a little surprised by that comment over here.

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Timothy Bergwall^ Yes. I guess on the Street, the end of May, it was a little bit softer, and then in June, as June started, it actually popped back up again. So, it is a little bit bumpy, but right now, our backlogs are very good in containerboard and CorrChoice is very busy.

So, we’ll see how the balance of the quarter plays out, what it looks like, but right now, it’s -- I would say it’s stable, if not up a little bit.

Adam Josephson^ And just one last one. On the plastic substitution issue that we’ve heard and read extensively about in paperboard, we don’t hear that as much in containerboard. Can you just frame what you think the opportunities are in one market versus the other and why they seem so dramatically different in one versus the other, if, in fact, you believe that to be the case?

Timothy Bergwall^ Sure, Adam. So are you specifically talking about sustainable packaging with corrugated boxes?

Adam Josephson^ Yes. Well, there doesn’t seem to be much of a shift from plastics to paper in the containerboard market, whereas in the boxboard market we read about all these grades seemingly benefiting from that to varying degrees based on company’s sustainability goals, etc. etc. I’m just wondering what you’re actually seeing and how that’s contributing to that CRB market opportunity that you highlighted versus containerboard. We didn’t see anything like that.

Timothy Bergwall^ Yes. I think in corrugated, you see more industrial applications, so they don’t get as much of a spotlight, right? In folding carton and, certainly, in CRB, there’s more consumer-type applications.

But if you look at micro flute and you look at corrugated and you look at transport packaging, there is a lot of new applications. Things that are moving into - I’ll give you an easy one, wax replacement, right?

Wax boxes, you couldn’t recycle those years ago, but today, you can. So we’re putting coatings on to corrugated that can be used for poultry and meat markets, really trying to penetrate a lot of that space that used to be in returnable totes. So there are a lot of instances. I just think it’s because one is industrial, you just don’t hear that much about it.

Matt Leahy^ We’ll take one question online, and then we’ll jump back here. So, a question from an investor, just generally about labor and the challenges there. Have you seen any changes in turnover or retention in the last five years as your engagement has improved? And how does that impact hiring at all?

Ole Rosgaard^ I think that a good one for Bala.

Bala Sathyanarayanan^ Okay. Thank you very much for the question. In fact, Larry touched on engagement; Tim touched on engagement, Paddy touched on engagement, and Ole took you through the journey of Greif from where we were to where we are, which is the top quartile of engagement.

In tough labor market conditions like what we have, engagement acts as an insulator for us. This is all about cultures, cultures of competitive advantage. Inside our culture, it is servant-leadership which helps drive engagement.

Servant-leadership also drives a resilient culture, which is a core competency for the organization today. That’s what we have learned in the last couple of years. So engagement not just acts as an insulator to help drive retention, engagement also helps us attract new talent.

If you look at our Greif attraction, talent attraction strategies, the biggest source of talent pool comes from our colleague referral program. We call our employees colleagues. So colleagues refer more people into the organization.

Engagement is also driven by our diversity, equity and inclusion initiatives. We have groups called the colleague resource groups. Some of your companies may call it ERGs, employee resource groups.

Our colleague resource groups give us so many reference for us. We are able to attract better diverse talent into the organization. Now it doesn’t just stop at attracting talent, it is all about how we bring that talent in and develop them. Paddy spoke about reskilling. How do we develop them in the organization so that they could come, learn and grow?

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We have a university inside the organization called Greif University. And Greif University helps develop talent into the organization so that we could manage the present and prepare a workforce for the future to execute on our build-to-last strategy. So all these things help not just in retention, also into our hiring and engagement will be a journey.

We still have a long way to go. We’re on the top quartile of colleague engagement worldwide as measured by manufacturing companies. But our ambition is not to be the best in colleague engagement in manufacturing companies alone. Thank you. A long answer for a short question. I hope that you found it illuminating.

Matt Leahy^ Thanks, Bala. Going back to the room here. Justin?

Justin Bergner^ Thank you. Justin Bergner with Gabelli Funds. Just a couple of questions on the financial targets. There’s a 50 to 100 basis points, I guess, margin enhancement goal and then 100 to 150 basis point long-term EBITDA margin expansion. Are those supposed to reflect two different time periods? Or is the 100 to 150 including M&A?

Lawrence Hilsheimer^ Yes, the 100 to 150 has M&A in it. They’re the same time frame. One is all of the improvements that relate to automation, GBS and innovation, and then the incremental 50 basis points of margin expansion, not EBITDA growth, but margin expansion is what we believe we’ll be able to obtain by getting into these target areas that we have for our M&A space.

Justin Bergner^ Okay, and then just two other quick questions. The mid-single-digit EBITDA growth, should we think of the current fiscal year as sort of a base for that or something lower than that?

Lawrence Hilsheimer^ I mean, look, if we have a recession, obviously, we’ll have some kind of dip, okay? But I’d say over that time frame, yes, it will average in that mid-single digits EBITDA growth over that three- to five-year time frame. No recession, three years. Recession, five years or something like that, that’s a how we think about it.

Justin Bergner^ Okay. And then lastly - you talked about - or I guess the slide deck mentions investing back into your GIP and PPS businesses, offers a 1% to 3% annual organic growth opportunity. And I guess earlier, you discussed some of those opportunities. Now, I assume that normal course of business is to reinvest and create some of these new opportunities.

So how should we think of that? I mean, are you suggesting that you can outgrow your end markets 1% to 3%? Or that, that’s the reinvestment opportunity, but some of that is normal course of business and maybe not quite 1% to 3% outgrowth versus your markets?

Lawrence Hilsheimer^ Yes, and obviously, that’s speaking of our EBITDA kind of growth in that 1% to 3%.

If you look across our portfolio, our containerboard business - or I mean, our paper business is constrained by mill capacity at one level, right? So we can drive an enhanced margin by getting more into our specialty products, improving the operations of the business.

But in terms of like top line growth ignoring the fluctuation in price, the capacity is what capacity is, which led to the questions about are you guys thinking about adding capacity. We’re not in the near term. So that’s a limiter on what you can end up growing in that space outside of some of the M&A stuff that could play into supplementing that within the GIP business.

GIP, Paddy, if you think back to his slide, there were some elements of the end markets that we think will be GDP kind of growth and then there’s some GDP plus markets that provide us the opportunity.

So yes, it’s reinvesting. A lot of things you do to improve operations and drive more efficiency and cost savings are really just driving to offset the cost of inflation. So then achieving growth above that, you’ve obviously got to do things that are growth-oriented and investing back into our facilities like Tim talked about in our URB machines and trying to make that more efficiency and drive transportation costs, things. The same thing in Paddy’s business with a lot of our automation efforts, which just goes to organic growth.

Justin Bergner^ Okay, thanks. But it is more EBITDA than revenue targeted?

Lawrence Hilsheimer^ Yes.

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Justin Bergner^ Okay, thanks.

George Staphos^ Hi guys. George Staphos, BofA. Last one for me.

First, two sort of quick - Larry, if you mentioned - I apologize I missed it - but do you - how should we think about CAPEX? You have specific targets in mind over the next few years, recognizing if things change from a macro standpoint, you’ll accordion it? But any thoughts on that?

Second quick one is for Tim. The nature of your business model, particularly CorrChoice, I would think, given what we’ve seen over cycles with your business and with others like it, you’ll tend to do very well in this kind of environment because the larger companies tend to be more distracted with their larger customers, which allows the sheet feeder business, you’ve got to thrive.

How do you think about - again, you already gave us a recession scenario, I get it, but maybe a little bit of granular, what happens in that environment? Are you starting to see some share? And then I had one last question on capital allocation.

Lawrence Hilsheimer^ Yes. On CAPEX, one of the most frustrating things to us over the last three to four years has been our inability to spend what we wanted to spend because of the inability to get the machinery that we wanted, just from a supply chain standpoint.

So, we believe that despite having exited the FPS business, which had some CAPEX requirements, that we’d still be somewhere in that $150 million, $170 million a year kind of thing. Now, there’s a number of elements in that.

That excludes the implementation of LN and the integration of Caraustar, which we’ll be wrapping up. We’ve also got most of LN in now, which is a very powerful engine for us to have one system and the data that we’re getting at is very helpful. We’ll then end up moving that to a cloud application and save some money on that stuff.

I think using that $150 million to $170 million is probably reasonable, but what we have told our teams is like guys, we have the capacity. If you can identify projects that are incremental margin generators, bring them in because capital is not a constraint. Human capital is more of a constraint than is financial capital. So, I think that’s what I would say to you for modeling purposes, but if we have opportunities to invest more, we will.

Paddy Mullaney^ If I can just add on that as well. So some of the strategic growth opportunities, we’ve seen that with existing customers, with new customers, that comes to Justin’s question as well.

So we have seen we might be trading with a customer, but they’ve discussed with us because we’re close to their business, they’ve discussed with us potential opportunities. So we’ve been able to go and strategically invest in order to take a participation in those opportunities. So, we see that contributing going forward as well.

Tim Bergwall^ Yes, and George, to address the question on sheet feeding, as I mentioned, we tend to sell a very broad range of different types of box plants, including integrateds. So if things slow down, a lot of those farm-outs would go down for sure.

But it’s not as simple as that because many times, if an integrated takes a shift down, they’ll still farm out work to us. A lot of companies out there that don’t have adequate inventories. Maybe they’ve run them down, they’ll outsource to us. So it’s not that clean of an answer. I think that we will see it first with our integrateds and then we’ll see the independents a little bit. That’s what we’ve seen in the last --

Larry Hilsheimer^ But to supplement your point, and you mentioned this, we did see that in ‘19. So it is built into that recessionary analysis. Clearly, the integrateds pulled back some of the business that they would have outsourced us in that time frame.

George Staphos^ And my last one, and I’ll turn it over. Larry, you talk about the valuation you see for the stock in the market, you’re - again, that’s going to be the market’s job to determine what it thinks collectively value should be or not for Greif. Nonetheless, you’re not happy.

Over time, put up the performance and I think your view would be probably the stock will take care of itself over a cycle, but what happens if it doesn’t? What’s next - what thoughts have been entertained at all that you could share? Maybe the answer is none, George, about maybe the benefits of going private. If the
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market won’t give you the valuation that you think you deserve, what thought discussions could you share about that topic with me?

Lawrence Hilsheimer^ So a couple of thoughts. I wish the world was as perfect as you just indicated. It’s improve your bottom line performance and the stock will return. Our multiple is less than it was in 2014. And ironically, we looked back at 2008, okay?

Our EBITDA is more than double what it was and the stock price then was the same as it is now. 2007, 2008, we were sharing - our high was 70. The average of the time frame was 52, same kind of thing. I mean, so we have dramatically improved the Company.

One of our board members was on a company that I won’t mention the name of, he was in a CEO role with one - and he talked about this.

For years, they had this same scenario; undervalued, undervalued, undervalued, undervalued. He said, "You know, Larry, we just kept telling the story." Finally, we got some people to look at us and the stock jumped. Will that happen for us? I don’t know, but we’re going to keep talking about it.

In terms of the going private, I don’t think so. I mean, the other thing, we’ll just - I mean, it will be frustrating but we’ll just keep driving up earnings. Hopefully, that at least provides incremental value from where we are just because the earnings go up even if the multiple stays the same, and we’ll return more capital to shareholders.

So we still think it’s attractive because we’re going to grow the EBITDA. So, you are where you are, and if your multiple stays the same, you’re still going to have stock price accretion. And then you have cash flow going back to cash distribution is going back to our shareholders.

I don’t think you’ll see the Company go private. Our largest shareholder likes the discipline of being a public company. They’re not - unlike a lot of sort of family tied businesses, we have no family members in the business. As a matter of fact, they have their own rule, they can’t be. So it’s a little different situation than I think you see with some of those. They just like that external sort of pressure, I guess.

Ole Rosgaard^ If I can just add because we had the question earlier, also on Class A and B, it doesn’t mean that we totally ignore it, and we stick our head in the sand. On a periodical basis, we do discuss this with the Board; should we do pure play, should we look at the share class, so on and so forth.

Where we are today is the collective - at the moment, the collective view of the Board and our main shareholders. It doesn’t mean that we don’t talk about it internally that we don’t periodically have a look at it.

Aadit Shrestha^ Hi, this is Aadit Shrestha from Stifel. Thank you for taking my questions. First one that I have is just your long-term target. You have the mid-single-digit EBITDA growth. How much of that is organic versus M&A? What’s the contribution there?

Lawrence Hilsheimer^ Yes, the 1 to 3 kind of percent on EBITDA is the organic and then incremental M&A.

Aadit Shrestha^ Okay. All right. And the second, the free cash flow, the over 50%, is that really a function of the margin improvement? Or do you see some sort of working capital benefit?

Lawrence Hilsheimer^ It’s mostly focused on working capital improvements is the drive there. And some of that is facilitated by better systems. So even if you look at our - so if you go back, we had 100 and some ERP systems when I came to Greif, okay?

The data that we’ve worked from was - you couldn’t manage it centrally. We now have one single ERP system across our GIP business, and we’re about halfway through all of the Paper business. When we get that in place, it gives us better operational capabilities to execute on.

Then a lot of what Kim Kellermann leads in our GBS focus is also about how do we manage that better and Tina, from the supply chain standpoint, how do we match up demand to inventory. So, we believe there is the opportunity to drive further improvement in working capital and drive that cash flow conversion up.

Aadit Shrestha^ And just last one for me. The $150 million to $170 million in capital spend, the annual one, is that mostly maintenance or some part of the --
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Lawrence Hilsheimer^ About half of it generally tends to be maintenance and safety and the rest ends up being --

Aadit Shrestha^ So when you say 1% to 3% reinvestment growth, the 3%, would that still fall within that $170 million or are you talking more?

Lawrence Hilsheimer^ I’m sorry?

Aadit Shrestha^ When the growth of 1% to 3%, when you reinvest the organic growth, so if it’s $150 million to $170 million, if you were to grow at 3% more from reinvestment, will it fall under the $170 million or would you just spend more CAPEX?

Lawrence Hilsheimer^ Yes. so like I mentioned earlier, some of the things that you’re investing to drive incremental improvement in growth and margin ends up getting eaten away by inflationary costs. So some of what you’re doing is investing to improve, but it gets labor cost, transport cost, all that stuff.

So obviously - well, maybe not obviously, let me rephrase that. Any capital project that we have has to meet the capital hurdle rate that we have in our capital allocation framework, which is generally mid-teens digits on ROIC. So there’s a good bit of return on that CAPEX that’s going in. But then you have all the external cost challenges that you have to overcome on an annual basis.

Aadit Shrestha^ Alright. Thank you.

Matt Leahy^ We have one online question and if there’s nothing from the room, if we can close it. So one from Gabe Hajde at Wells Fargo. Builds on the free cash flow conversion comment earlier.

I appreciate the 50% free cash flow conversion target over time. I assume this is for your own company, is this also an important metric when considering M&A?

And then one follow-up is just around - any thoughts on the normalized tax rate going forward as we think about that cash flow bridge and the recession scenario?

Lawrence Hilsheimer^ Yes. In terms of the M&A side and the free cash flow conversion, obviously, that would be a factor of anything we look to. We’re looking for margin accretion, but we also don’t want to disrupt our ability to generate cash. So that’s a factor that we look at. One of our factors is cash-on-cash returns. So that will be a key factor.

In terms of ongoing tax rate, as we’ve shifted more of the business to the U.S., that tends to generate a higher tax rate than when you are more international. So, still in that mid-20% kind of range.

We are focused - we have been focused and some of you who were even at our Investor Day in 2015, like I remember, Justin, you asked a bunch of questions around tax and a few other folks - because our tax situation at the time was horrendous.

I mean, some of the tax planning that had been done historically was antiquated, it was wrong. We had all kinds of reserves set up for potential tax issues. All of that stuff has played out over time. We no longer have all those reserves, they’ve freed up.

What that means is we have less risk from our tax standpoint, but also we were focused on righting the ship, doing effective tax planning that is not putting you at high risk for tax authorities on all levels, but what it didn’t give us the opportunity to do is focus on some marginal opportunities in state and local taxes in the United States.

So we do believe that we have some opportunities to drive down our overall tax rate by doing more effective state and local tax planning and other sort of geographical similar taxes in other geographies around the world, but it’s not big numbers. Maybe you pick up another 0.5% sort of thing.

Matt Leahy^ Anything further from the room? Wonderful. Thank you, everyone, for coming again. We really appreciate your attention and have a great day.

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